Exhibit 15.2

 BROOKFIELD RENEWABLE PARTNERS LIMITED

Audit Committee Charter

May 2019

A committee of the board of directors (the “Board”) of Brookfield Renewable Partners Limited (the “Managing General Partner”), the general partner of Brookfield Renewable Partners L.P. (the “Partnership”), to be known as the Audit Committee (the “Committee”), shall have the following terms of reference:

Membership And Chair

Annually the Board shall appoint three or more directors (the “Members” and each a “Member”) to serve on the Committee for the upcoming year or until the Member ceases to be a director, resigns or is replaced, whichever occurs first.

The Members will be selected by the Board on the recommendation of the Nominating and Governance Committee of the Managing General Partner (the “Nominating and Governance Committee”). Any Member may be removed, with or without cause, from office or replaced at any time by the Board. All Members will be Independent (as defined below). Members must disclose any form of association they have with a current or former external or internal auditors of the Managing General Partner, any other member of the BAM Group or any member of the BEP Group to the Nominating and Governance Committee for a determination as to whether this association affects the Member’s status as an Independent Member. In addition, every Member will be Financially Literate (as defined below) and at least one Member will be an Audit Committee Financial Expert (as defined below). Members may not serve on more than two other public company audit committees, except with the prior approval of the Board. Not more than fifty per cent of the Members may be residents of any one jurisdiction (other than Bermuda and any other jurisdiction designated by the Board from time to time).

The Board shall appoint one Member as the chair of the Committee (the “Chair”). If the Board fails to appoint a Chair, the Members of the Committee shall elect a Member to act as Chair by majority vote to serve at the pleasure of the majority. If the Chair is absent from a meeting, the Members shall select a Member from those in attendance to act as Chair of the meeting.

Responsibilities

The Committee shall:

Auditor

(a)
oversee the work of the Partnership’s independent auditor (the “auditor”) engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Partnership;

(b)
review and evaluate the auditor’s independence, experience, qualifications and performance and determine whether the auditor should be appointed or re-appointed and nominate the auditor for appointment or re-appointment by the Board;

(c)
have the sole authority to retain, compensate, direct, oversee and terminate the auditor and any counsel, other auditors and other advisors hired to assist the Committee, who shall ultimately be accountable to the Committee;

(d)
when a change of auditor is proposed, review all issues related to the change, including the information to be included in the notice of change of auditor as required, and the orderly transition of such change;

(e)	review the terms of the auditor’s engagement and the appropriateness and reasonableness of the proposed audit fees;

(f)	at least annually, obtain and review a report by the auditor describing:

(i)	the auditor’s internal quality-control procedures; and

Brookfield Renewable Partners Limited	Audit Committee Charter

(ii)
any material issues raised by the most recent internal quality control review, or peer review, of the auditor, or review by any independent oversight body, or inquiry or investigation by any governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the auditor, and the steps taken to deal with any issues raised in any such review;

(g)
at least annually, confirm that the auditor has submitted a formal written statement describing all of its relationships with the Partnership, Brookfield Renewable Energy L.P. and any of its subsidiaries; discuss with the auditor any disclosed relationships or services that may affect its objectivity and independence; obtain written confirmation from the auditor that it is objective within the meaning of the applicable rules of professional conduct/code of ethics adopted by the order of chartered accountants to which it belongs and is an independent public accountant within the meaning of the applicable securities legislation, and is in compliance with any independence requirements adopted by the Public Company Accounting Oversight Board; and, confirm that the auditor has complied with applicable laws respecting the rotation of certain members of the audit engagement team;

(h)	review and evaluate the lead partner of the auditor;

(i)	ensure the regular rotation of the audit engagement team members as required by law, and periodically consider whether there should be regular rotation of the auditor firm;

(j)
meet privately with the auditor as frequently as the Committee feels is appropriate to fulfill its responsibilities, which will not be less frequently than annually, to discuss any items of concern to the Committee or the auditor, including:

(i)	planning and staffing of the audit;

(ii)	any material written communications between the auditor and the Service Providers (as defined below) and between the auditor and the auditor’s national office;

(iii)	whether or not the auditor is satisfied with the quality and effectiveness of financial recording procedures and systems;

(iv)	the extent to which the auditor is satisfied with the nature and scope of its examination;

(v)	whether or not the auditor has received the full co-operation of the Service Providers pursuant to the Master Services Agreement (as defined below);

(vi)	the auditor’s opinion of the competence and performance of any key financial personnel of the Partnership;

(vii)	the items required to be communicated to the Committee in accordance with generally accepted auditing standards;

(viii)	all critical accounting policies and practices to be used by the Partnership, and all accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise);

(ix)
all alternative treatments of financial information within International Financial Reporting Standards (“IFRS”) that have been discussed with the Service Providers, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditor;

(x)
any difficulties encountered in the course of the audit work, any restrictions imposed on the scope of activities or access to requested information, any significant disagreements with the Service Providers and the Service Providers’ response; and

(xi)	any illegal act that may have occurred and the discovery of which is required to be disclosed to the Committee pursuant to the applicable securities legislation;

(k)
annually review and approve the Audit and Non-Audit Services Policy (“Audit and Non-Audit Services Policy”) which sets forth the parameters by which the auditor can provide certain audit and non-audit services to the Partnership and its subsidiaries not prohibited by law and the process by which the Committee pre-approves such services. The Committee, or a member(s) of the Committee duly delegated, reviews and approves all auditor requests to provide audit and non-audit services that are not pre-approved under the Audit and Non-Audit Policy, or are in excess of the aggregate fee threshold for the amount of services that can be provided by the auditor. At each quarterly meeting of the Committee, the Committee ratifies all audit and non-audit services provided by the auditor to the Partnership and its subsidiaries for the then-ended quarter;

(l)	resolve any disagreements between the Service Providers and the auditor regarding financial reporting;

Financial Reporting

Brookfield Renewable Partners Limited	Audit Committee Charter

(a)	prior to disclosure to the public, review, and, where appropriate, recommend for approval by the Board, the following:

(i)	audited annual financial statements, in conjunction with the report of the auditor;

(ii)	interim financial statements;

(iii)	annual and interim management discussion and analysis of financial condition and results of operation;

(iv)	reconciliations of the annual or interim financial statements, to the extent required under applicable rules and regulations; and

(v)
all other audited or unaudited financial information contained in public disclosure documents, including, without limitation, any prospectus, or other offering or public disclosure documents and financial statements required by regulatory authorities;

(b)
review and discuss with management prior to public dissemination earnings press releases and other press releases containing financial information (to ensure consistency of the disclosure to the financial statements), as well as financial information and earnings guidance provided to analysts and rating agencies including the use of “pro forma” or “adjusted” non-IFRS information in such press releases and financial information. Such review may consist of a general discussion of the types of information to be disclosed or the types of presentations to be made;

(c)	review the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Partnership’s financial statements;

(d)	review and monitor the effectiveness of and compliance with the Disclosure Policy of the Partnership;

(e)
review disclosures made to the Committee by the Chief Executive Officer and Chief Financial Officer of the Service Providers, BRP Energy Group L.P., during their certification process for applicable securities law filings about any significant deficiencies and material weaknesses in the design or operation of the Partnership’s internal control over financial reporting which are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information, and any fraud involving management or other employees;

(f)
review the effectiveness of the Partnership’s policies and practices concerning financial reporting, any proposed changes in major accounting policies and the appointment and replacement of the person(s) responsible for financial reporting and the internal audit function;

(g)
review the adequacy of the internal controls that have been adopted by the Partnership to safeguard assets from loss and unauthorized use and to verify the accuracy of the financial records and any special audit steps adopted in light of material control deficiencies;

Internal Audit; Controls and Procedures; Risk Management and Other

(a)
meet privately with the person(s) responsible for the Partnership’s internal audit function as frequently as the Committee feels appropriate to fulfill its responsibilities, which will not be less frequently than annually, to discuss any items of concern;

(b)
review the mandate, budget, planned activities, staffing and organizational structure of the internal audit function (which will be provided by the Service Providers or outsourced to a firm other than the auditor) to confirm that it is independent and has sufficient resources to carry out its mandate. The Committee will discuss this mandate with the auditor; review the appointment and replacement of the person(s) in charge of the Partnership’s internal audit and review the significant reports prepared by the internal auditor and the responses provided. As part of this process, the Committee reviews and approves the governing charter of the internal audit function on an annual basis;

(c)
review the controls and procedures that have been adopted to confirm that material information about the Partnership and its subsidiaries that is required to be disclosed under applicable law or stock exchange rules is disclosed and to review the public disclosure of financial information extracted or derived from the Partnership’s financial statements and periodically assess the adequacy of such controls and procedures;

(d)	review periodically the Partnership’s policies with respect to risk assessment and management, particularly financial risk exposure, including the steps taken to monitor and control risks;

(e)
review the Partnership’s exposures to currency, interest rate, credit and market risks in relation to its capacity to bear risk, and the management of such risks (through hedges, swaps, other financial instruments and otherwise) and be satisfied that measures are in place for the review of such exposures and management of such risks affecting the entities into which Brookfield Renewable Energy L.P. invests;

Brookfield Renewable Partners Limited	Audit Committee Charter

(f)
review the Partnership’s insurance coverage, deductible levels, reinsurance requirements, and various risk sharing protocols and be satisfied that measures are in place for the review of such risks affecting the entities into which Brookfield Renewable Energy L.P. invests;

(g)
review systemic risks and other risk-related matters referred to the Committee, including those identified by the Partnership’s internal auditors, as they relate to the Partnership, and be satisfied that measures are in place for the review of such risks affecting the entities into which Brookfield Renewable Energy L.P. invests;

(h)	review periodically the status of taxation matters of the Partnership;

(i)	set clear policies for hiring partners and employees and former partners and employees of the auditor;

(j)
review, with legal counsel where required, such litigation, claims, tax assessments, transactions, material inquiries from regulators and governmental agencies or other contingencies which may have a material impact on financial results or which may otherwise adversely affect the financial well-being of the Partnership;

(k)	review periodically the Partnership’s susceptibility to fraud and oversee the Service Providers’ processes for identifying and managing the risks of fraud; and

(l)	consider other matters of a financial or risk management nature as directed by the Board.

The Partnership’s main purpose is to hold limited partnership interests of Brookfield Renewable Energy L.P. Accordingly, the Committee performs its functions in part through requiring that Brookfield Renewable Energy L.P. perform appropriate functions and processes and impose appropriate obligations on the entities in which it invests. Both the Managing General Partner and the general partner of Brookfield Renewable Energy L.P. will fulfill their responsibilities regarding the evaluation of risks and internal controls through receiving and evaluating reports on such matters from or in respect of the entities in which they invest.

Reporting

The Committee will regularly report to the Board on:

(a)	the auditor’s qualifications and independence;

(b)	the performance of the auditor and the Committee’s recommendations regarding its reappointment or termination;

(c)	the performance of the Partnership’s internal audit function;

(d)	the adequacy of the Partnership’s internal controls and disclosure controls;

(e)
its recommendations regarding the annual and interim financial statements of the Partnership and, to the extent applicable, any reconciliation of the Partnership’s financial statements, including any issues with respect to the quality or integrity of the financial statements;

(f)	its review of any other public disclosure document including the annual report and the annual and interim management’s discussion and analysis of financial condition and results of operations;

(g)	the Partnership’s compliance with legal and regulatory requirements, particularly those related to financial reporting; and

(h)	all other significant matters it has addressed and with respect to such other matters that are within its responsibilities.

Complaints Procedure

The Committee will establish a procedure for the receipt, retention and follow-up of complaints received by the Partnership regarding accounting, internal controls, disclosure controls or auditing matters and the procedure for the confidential, anonymous submission of concerns by the individuals engaged in the provision of services regarding such matters pursuant to the Master Services Agreement.

Review and Disclosure

The Committee will review this Charter at least annually and submit it to the Nominating and Governance Committee together with any proposed amendments. The Nominating and Governance Committee will review this Charter and submit it to the Board for approval with such further amendments as it deems necessary and appropriate.

Brookfield Renewable Partners Limited	Audit Committee Charter

This Charter will be posted on the Partnership’s website and the annual report of the Partnership will state that this Charter is available on the website or is available in print to any unitholder who requests a copy.

Assessment

At least annually, the Nominating and Governance Committee will review the effectiveness of this Committee in fulfilling its responsibilities and duties as set out in this Charter. The Committee will also conduct its own assessment of the Committee’s performance on an annual basis.

Access to Outside Advisors and Management

The Committee may retain any outside advisor, including legal counsel, at the expense of the Partnership, without the Board’s approval, at any time. The Committee has the authority to determine any such advisor’s fees.

The Partnership will provide for appropriate funding, for payment of compensation to any auditor engaged to prepare or issue an audit report or perform other audit, review or attest services, and ordinary administrative expenses of the Committee.

Members will meet privately with the Service Providers as frequently as they feel is appropriate to fulfill the Committee’s responsibilities, but not less than annually.

Meetings

Meetings of the Committee may be called by any Member or by the Secretary of the Managing General Partner. Meetings will be held each quarter and at such additional times as is necessary for the Committee to fulfill its responsibilities. The Committee shall appoint a secretary (who may be the Secretary of the Managing General Partner) to be the secretary of each meeting of the Committee and to maintain minutes of the meeting and deliberations of the Committee.

The powers of the Committee shall be exercisable at a meeting at which a quorum is present. A quorum shall be not less than a majority of the Members at the relevant time. Matters decided by the Committee shall be decided by majority vote.

Notice of each meeting shall be given to each Member, the internal auditor, the auditor, and to the Chair of the Board. Notice of meeting may be given orally or by letter, facsimile or telephone not less than 24 hours before the time fixed for the meeting. Members may waive notice of any meeting and attendance at a meeting is deemed waiver of notice. The notice need not state the purpose or purposes for which the meeting is being held.

The Committee may invite from time to time such persons as it may see fit to attend its meetings and to take part in discussion and consideration of the affairs of the Committee. The Committee may require the auditors to attend any or all meetings.

In addition, the Committee shall meet at least annually with the person responsible for the internal audit function and the independent auditor in separate executive sessions to provide the opportunity for full and frank discussion without members of the Service Providers present.

Definitions

Capitalized terms used in this Charter and not otherwise defined have the meaning attributed to them below:

“affiliate” of any person means any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person.

Brookfield Renewable Partners Limited	Audit Committee Charter

“Audit Committee Financial Expert” means a person who has the following attributes:

(a)	an understanding of generally accepted accounting principles and financial statements;

(b)	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

(c)
experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Partnership’s financial statements, or experience actively supervising one or more persons engaged in such activities;

(d)	an understanding of internal controls and procedures for financial reporting; and

(e)	an understanding of audit committee functions acquired through any one or more of the following;

(i)
education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

(ii)	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

(iii)	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

(iv)	other relevant experience.

“BAM” means Brookfield Asset Management Inc.

“BAM Group” means BAM and any affiliates of BAM, other than any member of the BEP Group.

“BEP Group” means the Partnership, Brookfield Renewable Energy L.P., the Holding Entities, the Operating Entities and any other direct or indirect subsidiary of any Holding Entity.

“Financially Literate” means the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Partnership’s financial statements.

“Holding Entities” means the subsidiaries of Brookfield Renewable Energy L.P., from time to time, through which it indirectly holds all of the Partnership’s interests in the Operating Entities.

“Independent” has the meaning based on the rules and guidelines of applicable stock exchanges and securities regulating authorities.

“Master Services Agreement” means the master services agreement among the Partnership, the Service Providers, Brookfield Renewable Energy L.P. and the Holding Entities.

“Operating Entities” means any entities which, from time to time, directly or indirectly hold the operations and/or renewable energy assets of the Partnership.

“Service Providers” means BRP Energy Group L.P., Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P., Brookfield Renewable Energy Group (Bermuda) Limited and Brookfield Global Renewable Energy Advisor Limited and other affiliates of BAM that provide services pursuant to the Master Services Agreement or any other service agreement or arrangement that is contemplated by the Master Services Agreement.

This Charter of the Committee was reviewed and approved by the Board on May 1, 2019.